UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 23, 2005

3COM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-12867	94-2605794
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Campus Drive Marlborough, Massachusetts 01752
(Address of Principal Executive Offices)
(Zip Code)

Registrant’s telephone number, including area code: (508) 323-5000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.03             Material Modification to Rights of Security Holders.

See Item 5.03 below regarding the amendment to the bylaws of 3Com Corporation (the “Company”) to correct inconsistencies between the Company’s bylaws and certificate of incorporation.  The class of securities involved is the Company’s common stock.  The modifications do not have any effect on the rights of the holders of shares of the Company’s common stock under Delaware law because, to the extent that the Company’s certificate of incorporation and bylaws conflict, the provisions of the certificate of incorporation are controlling.

ITEM 5.03             Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 23, 2005, the Board of Directors of the Company approved conforming amendments to the Company’s bylaws to correct inconsistencies between the Company’s bylaws and the Company’s certificate of incorporation regarding (i) the ability to call special meetings of stockholders and (ii) the manner in which stockholders may take actions.

Prior to amending the bylaws, the bylaws provided that stockholders could take action by written consent in lieu of a meeting and that in addition to the Board of Directors, the Chairman of the Board and the President of the Company having the ability to call a special meeting of stockholders, that stockholders entitled to cast not less than 20% of the votes at a meeting were also entitled to call a special meeting of the stockholders.  Under the amended bylaws, special meetings of the stockholders, for any purpose or purposes prescribed in the notice of the meeting, may be called by (i) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors, (ii) the Chairman of the Board, or (iii) the President only.  In addition, under the amended bylaws, any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.

ITEM 9.01             Financial Statements and Exhibits

(c)           Exhibits

The following exhibit is filed herewith:

3.1           Bylaws of 3Com Corporation, as amended.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

3COM CORPORATION

Date: March 28, 2005	By:	/s/Neal D. Goldman
Neal D. Goldman
Senior Vice President, Management Services, General Counsel and Corporate Secretary